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                                   EXHIBIT 11


INFORMATION ARCHITECTS CORPORATION
COMPUTATION OF EARNINGS PER SHARE
(UNAUDITED)

                                                          THREE MONTHS ENDED:                         SIX MONTHS ENDED
                                                    ---------------------------------        ---------------------------------

                                                       6/30/99              6/30/98             6/30/99              6/30/98
--------------------------------------------        ------------         ------------        ------------         ------------
Net Income (loss)                                   $ (3,850,435)        $  2,846,382        $ (7,003,057)        $  4,545,700
--------------------------------------------        ------------         ------------        ------------         ------------
Average # shares outstanding                          17,779,561           17,410,150          17,657,554           17,406,082
--------------------------------------------        ------------         ------------        ------------         ------------
Diluted Average # shares outstanding                  17,779,561           17,682,441          17,657,554           17,668,374
--------------------------------------------        ------------         ------------        ------------         ------------
Basic Earnings (loss) per share                     $      (0.22)        $       0.16        $      (0.40)        $       0.26
--------------------------------------------        ------------         ------------        ------------         ------------
Diluted Earnings per share                          $      (0.22)        $       0.16        $      (0.40)        $       0.26
--------------------------------------------        ------------         ------------        ------------         ------------